Plan of Distribution and Service

Pursuant to Rule 12b-1

(Class A Shares)

VIKING MUTUAL FUNDS

July 31, 2009

as amended August 1, 2016

WHEREAS, Viking Mutual Funds (the “Trust”), a Delaware statutory trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company; and

WHEREAS, the Trust has established several separate series of shares, each of which represents a separate portfolio of investments, and may establish additional series of shares (each series of the Trust shall be referred to herein as a “Fund”); and

WHEREAS, the Trust has adopted this Plan of Distribution and Service pursuant to Rule 12b-1 under the 1940 Act (the “Plan”) on behalf of its existing shares of those Funds listed on Schedule A hereto and the Board of Trustees of the Trust (the “Trustees”) had determined that there was a reasonable likelihood that adoption of this plan would benefit the Trust, each respective Fund and the shareholders thereof; and

WHEREAS, the Trust has authorized an additional class of shares to be issued by each Fund to be designated Class I shares and the existing share class to be designated Class A shares and has adopted a multiple class plan pursuant to Rule 18f-3 under the 1940 Act to enable the classes to be granted different rights and privileges and to bear different expenses; and

WHEREAS, the Trust seeks to amend the Plan to, among other things, reflect the new class structure with the new class designation and continued application to the Class A shares; and

WHEREAS, the Trust desires to adopt this amended Plan on behalf of its Class A shares of those Funds listed on Schedule A hereto, as such schedule may be amended from time to time, and the Trustees and Rule 12b-1 Trustees (as defined below) have determined that there is a reasonable likelihood that adoption of this Plan would benefit the Trust, each respective Fund and the shareholders thereof and each class of each Fund and its shareholders; and

WHEREAS, the Trust has engaged Integrity Funds Distributor, LLC (the “Distributor”) as distributor of the shares of each Fund;

NOW, THEREFORE, the Trust, with respect to Class A shares of each Fund, hereby adopts this amended Plan in accordance with Rule 12b-1, on the following terms and conditions:

1.

Class A shares of each Fund shall pay to the Distributor, as compensation for distributing such Fund’s Class A shares and for servicing Class A shareholder accounts, a fee computed at the annual rate set forth on Schedule A hereto based on average daily net assets of Class A shares of such Fund, as such schedule may be amended from time to time. The fees shall be payable regardless of whether those fees exceed or are less than the actual expenses incurred by the Distributor with respect to that Fund in a particular year. Such compensation shall be calculated and accrued daily and paid monthly or at such other intervals as the Trustees may determine.

2.	(a)

As principal underwriter of each Fund’s shares, the Distributor may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in the sale of Class A shares, including, but not limited to, compensation to employees of the Distributor; compensation to the Distributor and to brokers, dealers or other financial intermediaries that have a selling agreement in effect with the Distributor (“Authorized Dealers”); expenses of the Distributor and Authorized Dealers, including overhead, salaries, and telephone and other communication expenses; the printing of prospectuses, statements of additional information, and reports for other than existing shareholders; and the preparation, printing, and distribution of sales literature and advertising materials.

(b)

The Distributor may spend such amounts as it deems appropriate on the servicing of shareholder accounts, including, but not limited to, maintaining account records for shareholders; answering inquiries relating to shareholders’ accounts, the policies of the Funds and the performance of their investments; providing assistance and handling transmission of funds in connection with purchase, redemption and exchange orders for shares; providing assistance in connection with changing account setups and enrolling in various optional services; and producing and disseminating shareholder communications or servicing materials; and may pay compensation and expenses, including overhead, salaries, and telephone and other communications expenses), to Authorized Dealers and employees who provide such services. The Distributor may retain any of the fee not so paid to Authorized Dealers and employees.

3.

This Plan shall not take effect with respect to Class A shares of any Fund until the Plan, together with any related agreement(s), has been approved for that Fund by votes of a majority of both (a) the Trustees and (b) those Trustees who are not “interested persons” of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to the Plan (the “Rule 12b-1 Trustees”) cast in person at a meeting called for the purpose of voting on the Plan and such related agreement(s); and only if the Trustees who approve the Plan have reached the conclusion required by Rule 12b-1(e) with respect to that Fund’s shares.

4.

This Plan shall remain in effect for one year from the date above written and shall continue in effect with respect to each Fund thereafter so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

5.

The Distributor shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts expended by the Distributor under the Plan and the purposes for which such expenditures were made.

6.

This Plan may be terminated with respect to any Fund at any time by vote of a majority of the Rule 12b-1 Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of Class A shares of that Fund, voting separately from any other Fund. This Plan may remain in effect with respect to a Fund even if the Plan has been terminated in accordance with this Section 6 with respect to another Fund.

7.

This Plan may not be amended to increase materially the amount of compensation payable by Class A shares of a Fund under paragraph 1 hereof unless such amendment is approved by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of Class A shares of that Fund, voting separately from any other Fund. No material amendment to the Plan shall be made unless approved in the manner provided in paragraph 3 hereof.

8.

While this Plan is in effect, the selection and nomination of Trustees who are not “interested persons” of the Trust (as defined in the 1940 Act) shall be committed to the discretion of the Trustees who are themselves not such interested persons.

9.

The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of the Plan, any such agreement, or any such report, as the case may be, the first two years in an easily accessible place.

10.

The execution of this Plan by an officer of the Trust has been authorized by the Trust’s Board of Trustees. In undertaking those action, the officer and the Board of Trustees have each acted on behalf of the respective Fund. In addition, the obligations imposed under the Plan are binding only upon the assets and property of the respective Fund and are not binding upon the officer executing the Plan, the Trust’s Board of Trustees or another Fund.

IN WITNESS WHEREOF, the Trust has executed this Plan as of the day and year first above written.

VIKING MUTUAL FUNDS

By: ___________________________
Shannon D. Radke
President

PLAN OF DISTRIBUTION AND SERVICE
PURSUANT TO RULE 12b-1

SCHEDULE A

Annual Fee
Fund	(as a percentage of average daily net assets of Class A)
Viking Tax-Free Fund for North Dakota	0.25%
Viking Tax-Free Fund for Montana	0.25%